EXHIBIT 99.2

Management's Discussion and Analysis of Results of Operations

This Results of Operations section of Management’s Discussion and Analysis is being provided in connection with the supplemental information provided in this Form 8-K and reflects the recast segment information for the three months ended September 30, 2011 and 2010.

Three months ended September 30, 2011 Compared to September 30, 2010

(dollars in thousands)
Three months ended September 30,	2011	%	2010	%
Net sales	$292,359	100.0%	$257,961	100.0%
Cost of sales	212,522	72.7%	187,859	72.8%
Gross profit	79,837	27.3%	70,102	27.2%
Selling, general and administrative expenses	55,231	18.9%	50,146	19.4%
Acquisition related expenses and restructuring charges	1,746	0.6%	1,413	0.5%
Operating income	22,860	7.8%	18,543	7.2%
Interest and other expenses, net	3,521	1.2%	2,457	1.0%
Income before income taxes and equity in earnings of equity-method investees	19,339	6.6%	16,086	6.2%
Provision for income taxes	7,717	2.6%	7,164	2.8%
Equity in net (income) loss of equity-method investees	(68)	—%	(173)	(0.1)%
Net income	$11,690	4.0%	$9,095	3.5%

Net sales for the three months ended September 30, 2011 were $292.4 million compared to $258.0 million for the three months ended September 30, 2010, an increase of $34.4 million, or 13.3%. Sales increased in all of our geographic regions as discussed below. Changes in foreign exchange rates benefited our sales by approximately $3.4 million.

Gross profit for the three months ended September 30, 2011 was $79.8 million, an increase of $9.7 million, or 13.9%, from gross profit of $70.1 million reported in the three months ended September 30, 2010. Gross profit as a percentage of net sales was 27.3% for the three months ended September 30, 2011 compared to 27.2% of net sales for the September 30, 2010 quarter. The increase in gross profit percentage resulted from the mix of product sales and productivity savings, which helped offset input cost increases.

Selling, general and administrative expenses were $55.2 million for the three months ended September 30, 2011, an increase of $5.1 million, or 10.1%, compared to $50.1 million in the September 30, 2010 quarter. Selling, general and administrative expenses have increased primarily as a result of the costs brought on by the businesses we acquired, including higher amortization expense related to identified intangibles. Selling, general and administrative expenses as a percentage of net sales decreased to 18.9% in the first quarter of fiscal 2012 compared to 19.4% in the first quarter of last year.

In the first quarter of fiscal 2012 we incurred acquisition and integration related expenses of $1.7 million, including $0.9 million of additional contingent consideration. In the first quarter of fiscal 2011 we incurred acquisition related expenses aggregating $1.4 million related primarily to the acquisition of The Greek Gods yogurt brand in July 2010 and integration activities related to Churchill Food Products Limited in the United Kingdom, which was acquired in the fourth quarter of fiscal 2010.

Operating income was $22.9 million for the three months ended September 30, 2011 compared to $18.5 million in the September 30, 2010 quarter. The increase in operating income resulted primarily from the increased sales and gross profit. Operating income as a percentage of net sales was 7.8% in the September 30, 2011 quarter compared with 7.2% in the September 30, 2010 quarter.

Interest and other expenses, net were $3.5 million for the three months ended September 30, 2011 compared to $2.5 million for the three months ended September 30, 2010. Interest expense totaled $2.8 million in this year's first quarter, which includes interest on the $150 million of 5.98% senior notes outstanding, interest related to borrowings under our revolving credit agreement and interest accretion on contingent consideration. Interest expense in last year's first quarter was approximately $3.4 million. The decrease in interest expense resulted from lower average borrowings under our revolving credit facility and lower accretion on contingent consideration. Interest and other expenses also includes approximately $1.1 million of foreign currency exchange gains for the three months ended September 30, 2010.

Income before income taxes and equity in the earnings of our equity-method investees for the three months ended September 30, 2011 amounted to $19.3 million compared to $16.1 million in the comparable period of the prior year.

Our effective income tax rate was 39.9% of pre-tax income for the three months ended September 30, 2011 compared to 44.5% for the three months ended September 30, 2010. The effective tax rate for the first quarter of fiscal 2012 was lower than the comparable period of the prior year as a result of reduced losses incurred in the United Kingdom for which no tax benefit is currently being recorded and changes in geographic income distribution. The effective rate differs from statutory rates due to the effect of state and local income taxes, tax rates in foreign jurisdictions and certain nondeductible expenses. Our effective tax rate may change from quarter to quarter based on recurring and non-recurring factors including the geographical mix of earnings, enacted tax legislation, state and local income taxes and tax audit settlements.

Our equity in the net income from our joint venture investments for the three months ended September 30, 2011 was $0.1 million compared to $0.2 million in the September 30, 2010 quarter.

Net income for the three months ended September 30, 2011 was $11.7 million compared to $9.1 million in the September 30, 2010 quarter. The increase of $2.6 million in earnings was attributable to the factors noted above.

SEGMENT RESULTS

The following table provides a summary of segment net sales and operating profit performance for the three months ended September 30, 2011 versus September 30, 2010:

(dollars in thousands)	United States	United Kingdom	Other	Corporate and other (1)	Consolidated
Net Sales - Three months ended 9/30/11	$233,642	$16,760	$41,957	$—	$292,359
Net Sales - Three months ended 9/30/10	$210,867	$13,950	$33,144	$—	$257,961
% change	10.8%	20.1%	26.6%		13.3%

Operating income (loss) - Three months ended 9/30/11	$31,732	$(1,883)	$2,180	$(9,169)	$22,860
Operating income (loss) - Three months ended 9/30/10	$27,320	$(2,776)	$941	$(6,942)	$18,543
% change	16.1%	32.2%	131.7%		23.3%

Operating income (loss) margin - Three months ended 9/30/11	13.6%	(11.2)%	5.2%		7.8%
Operating income (loss) margin - Three months ended 9/30/10	13.0%	(19.9)%	2.8%		7.2%

(1) Includes $1,746 and $1,838 of acquisition related expenses and restructuring charges for the three months ended September 30, 2011 and 2010, respectively.

Sales in the United States were $233.6 million for the three months ended September 30, 2011, an increase of $22.8 million, or 10.8%, from the prior year's first quarter. The increased sales were driven by increased consumption and expanded distribution, with strong sales of our Earth's Best, MaraNatha, Spectrum and The Greek Gods brands. Operating profit in the United States increased to $31.7 million as a result of the increased sales. Operating margin improved to 13.6%, which resulted from the leveraging of operating expenses over the larger sales base.

Sales in the United Kingdom were $16.8 million, an increase of $2.8 million, or 20.1%, as a result of increased sales of our Linda McCartney meat-free frozen foods and our frozen desserts. The operating loss in the United Kingdom decreased in the first quarter of fiscal 2012 as a result of reductions in operating expenses.

Sales in our Other segment were $42.0 million compared to $33.1 million in the prior year's first quarter. Sales in Europe increased $6.6 million, or 39.1% as a result of sales from Danival and GG UniqueFiber, each of which were acquired in the third quarter of fiscal 2011. Sales in Canada increased $2.2 million, or 13.5%. Changes in foreign exchange rates benefited our European sales by approximately $1.6 million and our Canadian sales by approximately $1.1 million. Operating profit increased to $2.2 million from $0.9 million in the prior year's first quarter as a result of the increased sales and operating expense reductions.